Exhibit 99.1

PRESS RELEASE

San Luis Obispo, California

October 15, 2004

Contact:  Anita Robinson (805) 782-5000

For Immediate Release:  October 15, 2004

$250,000 Grant to Aid Potential Entrepreneurs

and Small Business Owners!

Anita Robinson, President of Mission Community Bancorp announced today that the company has granted to Mission Community Services Corp. $250,000 to continue providing Central Coast and Central California small businesses with valuable assistance, counseling and training in finance, management, marketing, procurement and access to the United States Small Business Administration’s programs and services.  This award was made in the spirit of the mission of both Mission Community Bancorp and its subsidiary Mission Community Bank toward furthering community and economic development on the Central Coast.

Mission Community Services Corp., in its second year of operation with Executive Director Andrea Zeller, continues to make significant progress in establishing itself and providing services to low-moderate income individuals, women, minorities and non-profit organizations in the north Central Coast and Central Valley California regions. Since opening in June of 2003, Mission Community Services has served a total of 575 individuals over 1400 times.  Mission Community Services has organized four Spanish language 10-week entrepreneur training classes; two in Bakersfield, one in Oceano and one in Paso Robles with a total of eighteen summer graduates and an additional twenty-five current enrollees.   And Mission Community Services initiated the Women’s Business Partner (WBP) Roundtable in May of 2004 kicking off an on-going mentor-protégé program for local women business owners.

“I am very pleased that Mission Community Services is receiving this assistance to help people establish themselves and compete in the business market,” Andrea Zeller, Executive Director said.  “I have worked very closely with many individuals attempting to launch their ventures and make real economic progress in our community and I have always believed that, when given the opportunity and tools, people can accomplish just about anything they put their minds to.   Mission Community Bancorp’s grant will go a long way to help Mission Community Services achieve its mission of enhancing opportunities for potential entrepreneurs and small businesses to become self-sustaining successful contributors to their communities.”

Additional information about Mission Community Bancorp and Mission Community Bank may be found at www.missioncommunitybank.com.  Additional information about Mission Community Services Corporation and Women’s Business Partners may be found on the organization’s Web site at www.mcscorp.org.

Forward Looking Statements

This Press Release includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act ant the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Annual Report on Form 10-KSB the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.